FOR IMMEDIATE RELEASE	Exhibit 99.1

        NovaDel Pharma Inc. Announces Robert G. Savage Not Standing for Re-Election to
NovaDel’s Board of Directors at 2006 Annual Meeting

Flemington, NJ, November 22, 2005 – NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company with an oral spray technology applicable to a broad range of therapeutic areas and product categories, announced that board of directors member, and non-executive Chairman of the Board, Robert G. Savage has announced his intention not to stand for re-election to NovaDel’s board at the company’s 2006 annual meeting of shareholders. Mr. Savage has served as a director of the company since 2004. “During my tenure at NovaDel, the Company has been transformed in a number of ways, including our bringing on board a highly qualified Chief Operating Officer/Chief Executive Officer designee, to lead the management team going forward. I believe the organization’s accomplishments have been significant,” said Mr. Savage.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:	Investor Contact:
NovaDel Pharma Inc.	Michael Crawford
Michael Spicer	Media Contact:
Chief Financial Officer	Janet Vasquez / Lynn Granito
(908) 782-3431 x2550	The Investor Relations Group
(212) 825-3210